Exhibit 99.1

Advanced Thermoelectric Solutions

NEWS RELEASE for April 28, 2011 at 6:00 AM ET

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON REPORTS 2011 FIRST QUARTER RESULTS

Record Quarterly Revenues; Year-Over-Year Gains in Gross Margins;

Comments on Status of W.E.T. Acquisition

NORTHVILLE, MI (April 28, 2011)…Amerigon Incorporated (NASDAQ-GS: ARGN), a leader in developing and marketing products based on advanced thermoelectric (TE) technologies, today announced record quarterly revenues for the first quarter ended March 31, 2011, with year-over-year gains in gross margins, and commented on the status of the proposed acquisition of W.E.T. Automotive Systems (W.E.T.).

Product revenues for this year’s first quarter were up 48 percent to a record $35.8 million from $24.2 million in the prior year period. The increase in revenues was primarily driven by new model introductions offering the Company’s Climate Control Seat® (CCS®) systems and a much improved automotive marketplace resulting in higher vehicle production levels on existing vehicles. The Company’s first significant shipments of its new heated and cooled cup holder, which was launched at the end of the 2010 fourth quarter, and modest shipments of the Company’s TE technology used in a new suite of actively heated and cooled luxury mattresses, which was launched at the end of the 2010 third quarter, also contributed to higher product revenue levels. CCS systems include both TE-based heated and cooled systems and heated and ventilated seat systems.

Amerigon President and Chief Executive Officer Daniel R. Coker said, “We had a strong start to what promises to be a transformative year for Amerigon. We are benefiting from the recovery of global automotive production levels. Our seat systems remain popular with consumers as evidenced by continued strong take rates. The fact that we are now in 54 automobile models gives us a broad base to drive revenues. By the end of the year, we also expect other applications of our technology like our cup holder and mattress system to add more substantially to our revenue total.”

Coker added that the proposed acquisition of W.E.T., a publicly-traded German automotive electronic components company, continued to be in progress. On March 31, 2011, the Company completed an offering of its Series C Convertible Preferred Stock and entered into a new syndicated credit facility in order to provide sufficient funding for the proposed acquisition. On April 11, 2011, the Company launched a tender offer for all of the voting shares of W.E.T. Pursuant to the previously announced agreement between Amerigon and the holders of 75.6 percent of W.E.T.’s voting shares, those shares will be sold to Amerigon under the tender offer. The initial acceptance period under the tender offer expires on May 9, 2011. The acquisition is contingent upon final review by the appropriate regulatory authorities.

Gross margin as a percentage of revenue for the first quarter of this year was 29.2 percent compared with 27.5 percent in the first quarter of 2010. The year-over-year increase was primarily attributable to a favorable shift in the mix of products sold and higher coverage of fixed cost at the higher volume levels.

Associated with the proposed acquisition of W.E.T., Amerigon recorded one-time fees and expenses (not deductible for current tax purposes) totaling $3.8 million, or $0.17 per basic and $0.16 per diluted share, during the first quarter of 2011. As a result, the Company reported a net loss for the first quarter of 2011 of $666,000, or $0.03 per basic and diluted share, compared with net income in the year-earlier period of $1.7 million, or $0.08 per basic share and $0.07 per diluted share. Excluding this one-time charge, net income for this year’s first quarter was $3.1 million, or $0.14 per basic and $0.13 per diluted share, on an adjusted basis as follows:

	Net income (loss)	Basic earnings (loss) per share	Diluted earnings (loss) per share
As reported (per US GAAP)	$(666,000)	$(0.03)	$(0.03)
Acquisition transaction expenses	3,754,000	0.17	0.16

As adjusted	$3,088,000	$0.14	$0.13

In December of last year, Amerigon launched a heated and cooled cup holder that is now available in the 2011 Dodge Charger. It is the first Amerigon product offered in a Chrysler vehicle, and revenue on this program during the first quarter was $1.1 million. Last September, Amerigon also launched its active heating and cooling technology in a suite of luxury mattresses that is being marketed by Mattress Firm Inc., which has more than 580 store locations in 22 states. These new mattresses are the first ever bedding products to offer individually controlled heating and cooling capabilities.

Coker added, “Our cup holders and the heated and cooled luxury mattresses have both been received very well in the marketplace. These products not only diversify our portfolio of commercial products, but they both have the potential over time to be high volume products for us. We expect one more automobile platform to feature our cup holder this year and we believe the cup holders could generate $8 million-$10 million in product revenues in 2011. The heated and cooled luxury mattress line should begin to generate meaningful revenues this year as well.”

The Company’s balance sheet as of March 31, 2011, had total cash and cash equivalents of $6.6 million, restricted cash of $182 million reflecting funds raised for the proposed acquisition of W.E.T., total assets of $243.3 million, and shareholders’ equity of $59.8 million. Total debt was $87.2 million. Series C Convertible Preferred Stock was $61.5 million.

CCS systems are currently offered as an optional or standard feature on 54 automobile models produced by Ford, General Motors, Toyota, Nissan, Hyundai, Kia and Jaguar/Land Rover. New vehicles equipped with CCS systems and launched since the end of the 2010 first quarter included the Ford Explorer, Kia Mohave, Kia Borrego, Kia Optima and Hyundai Sonata. Additionally, several new vehicles which were launched during the first quarter of 2010 had higher revenue during this year’s first quarter due to reaching a full production run rate. These vehicles included the Ford F-250, Kia Sportage and Hyundai Tucson.

Unit shipments of CCS systems for the 2011 first quarter were 501,000 compared with 349,000 for the year-earlier period. As of March 31, 2011, the Company had shipped approximately 7.4 million CCS units to customers since 2000.

The 2011 first quarter results include a year-over-year increase in net research and development expenses of $665,000, primarily due to the advanced TE materials program at the Company’s wholly-owned subsidiary, ZT Plus. In March 2010, Amerigon purchased all of its partner’s 50 percent interest of ZT Plus and became the 100 percent owner of that operation. The Company’s research and development efforts have resulted in the development of new products, such as the heated and cooled cup holder and the heated and cooled mattress. The Company is also developing new products, including a cold storage box and an improved CCS system. The costs associated with research and development projects increased during this year’s first quarter as several of the projects reached the commercial launch phase of development.

Selling, general and administrative expenses for the 2011 first quarter increased $904,000, due primarily to the opening of offices in Germany and China and other higher expenses.

Guidance

The Company expects product revenues in the 2011 second quarter to be slightly lower compared with the record 2011 first quarter due to the uncertainty in the automotive industry driven by recent events in Japan that has resulted in disruptions to certain of the Company’s customers’ production of vehicles and to the flow of parts from production facilities in Japan that supply the worldwide automotive industry. Product revenues in this year’s second quarter should be higher compared with the 2010 second quarter product revenues of $28.8 million.

Conference Call

As previously announced, Amerigon is conducting a conference call today to be broadcast live over the Internet at 11:30 AM Eastern Time to review these financial results. The dial-in number for the call is 1-877-941-1427. The live webcast and archived replay of the call can be accessed in the Events page of the Investor section of Amerigon’s website at www.amerigon.com.

About Amerigon

Amerigon (NASDAQ-GS: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat® (CCS®) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Southern California, Southeast Michigan, Japan, Germany, England and Korea. For more information, visit the Company’s website at www.amerigon.com.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including, but not limited to, its Form 10-K for the year ended December 31, 2010.

TABLES FOLLOW

AMERIGON INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Product revenues	$35,796	$24,188
Cost of sales	25,340	17,545

Gross margin	10,456	6,643
Operating expenses:
Research and development	2,661	2,979
Research and development reimbursements	(192)	(1,175)

Net research and development expenses	2,469	1,804
Acquisition transaction expenses	3,754	—
Selling, general and administrative	3,364	2,460

Total operating expenses	9,587	4,264

Operating income	869	2,379
Interest income (expense)	9	(3)
Loss from equity investment	—	(22)
Other income	227	65

Earnings before income tax	1,105	2,419
Income tax expense	1,771	876

Net income (loss)	(666)	1,543
Plus: Loss attributable to non-controlling interest	—	107

Net income (loss) attributable to Amerigon, Inc.	$(666)	$1,650

Basic earnings (loss) per share	$(0.03)	$0.08

Diluted earnings (loss) per share	$(0.03)	$0.07

Weighted average number of shares – basic	22,081	21,532

Weighted average number of shares – diluted	22,081	22,345

MORE-MORE-MORE

AMERIGON INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 31, 2011	December 31, 2010
	(unaudited)
ASSETS

Current Assets:
Cash & cash equivalents	$6,584	$26,584
Short-term investments	—	9,761
Restricted cash	182,002	—
Accounts receivable, less allowance of $786 and $545, respectively	25,661	18,940
Inventory	7,326	6,825
Deferred income tax assets	1,460	4,905
Prepaid expenses and other assets	1,570	1,421

Total current assets	224,603	68,436
Property and equipment, net	4,507	4,197
Patent costs, net of accumulated amortization of $761 and $706, respectively	5,019	4,653
Deferred financing costs	4,024	—
Deferred income tax assets	4,217	1,279
Other non-current assets	887	857

Total assets	$243,257	$79,422

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$19,337	$15,275
Accrued liabilities	11,943	5,872
Debt	87,233	—
Derivative financial instruments	2,675	—
Deferred manufacturing agreement – current portion	—	50

Total current liabilities	121,188	21,197
Pension Benefit Obligation	764	688

Total liabilities	121,952	21,885
Series C Convertible Preferred Stock	61,465	—

Shareholders’ equity:
Common Stock:
No par value; 30,000,000 shares authorized, 22,150,780 and 22,037,446 issued and outstanding at March 31, 2011 and December 31, 2010, respectively	66,009	65,148
Paid-in capital	21,344	20,128
Accumulated other comprehensive income	985	93
Accumulated deficit	(28,498)	(27,832)

Total shareholders’ equity	59,840	57,537

Total liabilities and shareholders’ equity	$243,257	$79,422

MORE-MORE-MORE

AMERIGON INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended
	March 31,
	2011	2010
Operating Activities:
Net income (loss)	$(666)	$1,543
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	390	322
Deferred tax provision	1,596	823
Stock option compensation	357	313
Defined benefit plan expense	75	63
Loss from equity investment	—	22
Acquisition transaction expenses	3,754	—
Changes in operating assets and liabilities:
Accounts receivable	(6,722)	(3,034)
Inventory	(500)	(582)
Prepaid expenses and other assets	(182)	546
Accounts payable	4,062	2,279
Accrued liabilities	(101)	49

Net cash provided by operating activities	2,063	2,344
Investing Activities:
Purchases of short-term investments	—	(5,240)
Maturities of short-term investments	9,761	1,348
Purchase of ZT Plus assets, net of cash acquired	—	(1,500)
Acquisition transaction costs	(699)	—
Cash restricted for acquisition	(182,002)	—
Purchase of property and equipment	(696)	(372)
Patent costs	(418)	(162)

Net cash used in investing activities	(174,054)	(5,926)
Financing Activities:
Revolving note borrowings	19,011	—
Borrowing of debt	68,000	—
Cash paid for financing costs	(3,890)	—
Proceeds from the sale of Series C Convertible Preferred Stock	64,513	—
Proceeds from the sale of derivative financial instruments	2,610	—
Proceeds from the exercise of Common Stock options	633	421

Net cash provided by financing activities	150,877	421

Foreign currency effect	1,114	(3)

Net decrease in cash and cash equivalents	(20,000)	(3,164)
Cash and cash equivalents at beginning of period	26,584	21,677

Cash and cash equivalents at end of period	$6,584	$18,513

Supplemental disclosure of cash flow information:
Cash paid for taxes	$—	$—

# # # #